UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 7, 2006
Wabash National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(765) 771-5310

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2006, Wabash National Corporation announced that its Board of Directors has selected current President and Chief Operating Officer, Richard J. Giromini, to serve as Chief Executive Officer beginning January 1, 2007. He succeeds William P. Greubel, who will remain with the company as Executive Director and Chairman.
Mr. Giromini, 53, joined Wabash National in July 2002 as Senior Vice President and Chief Operating Officer. In December 2005, he was appointed President and Chief Operating Officer, and named as a member of Wabash National’s Board of Directors. Prior to joining Wabash National, Mr. Giromini served as Senior Vice President/Technology and Continuous Improvement for Accuride Corporation. He joined Accuride as Vice President/General Manager of AKW, L.P. in April 1998, and served as President and CEO of AKW L.P. from August 1998 through April 1999.
A description of Mr. Giromini’s employment and severance agreement is available under the heading “Employment and Severance Agreements” in Wabash National’s definite proxy statement for its May 18, 2006, annual meeting of stockholders filed on April 17, 2006 (File No. 001-10883) , and is incorporated in this current report by reference. On December 7, 2006, the Board of Directors increased Mr. Giromini’s salary effective January 1, 2007 to $620,000 with a cash bonus potential of 80% of his base salary pursuant to the Wabash National annual bonus plan.
The Board of Directors has agreed that Mr. Greubel’s employment agreement will be superseded with a new employment agreement for his service as Executive Director and Chairman, the terms of which have not yet been finalized.
Section 8 — Other Events
Item 8.01. Other Events.
On December 7, 2006, the Board of Directors adopted policies to permit the Company and its employees, officers and directors to enter into 10b5-1 purchase plans to permit purchases to be made throughout the Company’s SEC reporting cycle.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION
Date: December 13, 2006	By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President and Chief Financial Officer